Exhibit 99.2

IN THE COURT OF CHANCERY OF THE STATE OF DELAWARE

AIR PRODUCTS AND CHEMICALS, INC.,

                Plaintiff,

                                                v.

AIRGAS, INC., PETER MCCAUSLAND, JAMES W. HOVEY, PAULA A. SNEED, DAVID M. STOUT, ELLEN C. WOLF, W. THACHER BROWN, RICHARD C. ILL, LEE M. THOMAS AND JOHN C. VAN RODEN, JR.,

                Defendants.
) ) ) ) ) ) ) ) ) ) )	C.A. No. ________

VERIFIED COMPLAINT

Air Products and Chemicals, Inc. (“Air Products”), by and through its undersigned attorneys, files this verified complaint (the “Complaint”) against Airgas, Inc. (“Airgas”), and Peter McCausland, James W. Hovey, Paula A. Sneed, David M. Stout, Ellen C. Wolf, W. Thacher Brown, Richard C. Ill, Lee M. Thomas and John C. van Roden, Jr. (collectively, the “Defendant Directors”) upon knowledge as to matters relating to itself and upon information and belief as to all other matters, and alleges as follows:
NATURE AND SUMMARY OF ACTION

1.           Today, February 4, 2010, Air Products publicly announced a non-discriminatory, all-cash offer (the “Proposed Transaction”) to purchase all outstanding Airgas shares for $60 per share—a 38% premium to today’s closing price of $43.53.  The offer is supported by committed financing.  Air Products is offering Airgas’s shareholders consideration equal to the full pre-offer market capitalization of Airgas plus an additional $1.35 billion, all in cash.  Moreover, Air Products has committed to increasing its offer price to reflect any incremental value demonstrated by Airgas and to taking the other steps necessary to close a deal.

2.           The only obstacles standing between Airgas’s shareholders and due consideration of this high-premium offer are the shareholders’ own entrusted fiduciaries—the Defendant Directors.  For months, Air Products has sought to engage the Defendant Directors to present its case for combining Airgas’s North American packaged gas business with Air Products’ global tonnage and liquid bulk gas businesses, creating a premier gas company across all geographies and distribution channels.  In its overtures, Air Products has consistently stressed its flexibility on both the price and the form of consideration that Airgas’s shareholders would receive.  But the Defendant Directors—led by Airgas’s founder, President, largest shareholder, Chief Executive Officer, and Chairman of the Board of Directors, Peter McCausland—have refused even to meet with Air Products’ representatives to investigate and understand the proposal in any detail.  Upon information and belief, this “just say no” defensive posture is calculated to entrench McCausland as Chief Executive and Chairman and to protect the other Defendant Directors’ positions in Airgas, at the sacrifice of the unique and valuable opportunity offered to Airgas’s shareholders.
3.           Air Products brings this action for declaratory and injunctive relief to compel the Defendant Directors to fulfill their fiduciary duties.  Air Products is proposing a transaction that is non-coercive, non-discriminatory, backed by committed financing, and priced at a large premium to Airgas’s pre-offer market value today and its 52-week high.  As such, it is in the best interests of Airgas shareholders for this offer to be, at the very least, considered and negotiated by a special committee of Airgas’s independent directors advised by independent financial and legal advisors.  The Defendant Directors’ refusal even to form an independent committee and to discuss the proposal with Air Products constitutes an unreasonable response to Air Products’ proposal, one that violates the Defendant Directors’ fiduciary duties under Delaware law.  The Defendant Directors cannot inform themselves concerning, or properly assess, the Air Products proposal, consistent with their duty of care, without meeting with Air Products either directly or through advisors.  The Defendant Directors’ “just say no” reflexive response, apparently at the behest of their Chairman, represents a violation of their duty of loyalty to Airgas shareholders.

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THE PARTIES

4.           Plaintiff Air Products is a corporation duly organized under the laws of the State of Delaware, with its principal place of business at 7201 Hamilton Boulevard, Allentown, Pennsylvania 18195.  Air Products serves technology, energy, industrial and healthcare customers globally with a portfolio of products, services and solutions that include atmospheric gases, process and specialty gases, performance materials, equipment and services.
5.           Air Products beneficially owns 1,508,255 shares of Airgas common stock.
6.           Defendant Airgas is a corporation duly organized under the laws of the State of Delaware, with its principal place of business at 259 North Radnor-Chester Road, Suite 100, Radnor, Pennsylvania 19087.  Airgas is predominately a domestic distributor of gases and hardgoods.
7.           Defendant Peter McCausland is the Chief Executive Officer of Airgas and the Chairman of the Airgas Board, positions he has held since May 1987.  McCausland has also served as President of Airgas from January 2005 to the present, and formerly served in that position from June 1986 to August 1988, from April 1993 to November 1995 and from April 1997 to January 1999. McCausland founded Airgas in 1982.

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8.           Defendant Ellen C. Wolf is, and was at all relevant times, a member of the Airgas Board.  She is Senior Vice President and Chief Financial Officer of American Water Works Company, Inc.
9.           Defendant W. Thacher Brown is, and was at all relevant times, a member of the Airgas Board.  He was formerly President of 1838 Investment Advisors, LLC from July 1988 until May 2004.
10.           Defendant James W. Hovey is, and was at all relevant times, a member of the Airgas Board.  He is President of The Fox Companies, a real estate development firm.
11.           Defendant Richard C. Ill is, and was at all relevant times, a member of the Airgas Board.  He is Chairman of the Board and Chief Executive Officer of Triumph Group, Inc.
12.           Defendant Paula A. Sneed is, and was at all relevant times, a member of the Airgas Board.  She is Chairman and Chief Executive Officer of Phelps Prescott Group LLC.
13.           Defendant David M. Stout is, and was at all relevant times, a member of the Airgas Board.  He was formerly President of Pharmaceuticals at GlaxoSmithKline from January 2003 to February 2008.
14.           Defendant Lee M. Thomas is, and was at all relevant times, a member of the Airgas Board.  He is President and Chief Executive Officer of Rayonier, Inc.
15.           Defendant John C. van Roden, Jr. is, and was at all relevant times, a member of the Airgas Board.  He served as Executive Vice President and Chief Financial Officer of P.H. Glatfelter Company from 2003 to 2006.

FACTUAL BACKGROUND

A.           The Proposed Transaction Would Fuel Higher Growth
16.           Air Products has been pursuing a business combination with Airgas for approximately four months. Air Products decided to approach Airgas after Air Products’ management and Board of Directors determined that such a combination would foster growth and shareholder returns superior to those of the respective companies on their own.  A key driver of that assessment, in addition to the combination of world-class competencies and cost synergies, was the highly complementary nature of the two businesses.

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17.           Air Products and Airgas are comparatively strong in different areas.  Air Products was founded by the late Leonard P. Pool in 1940 on a simple but revolutionary idea: the concept of “on-site” production and sales of industrial gases. At the time, gas was sold to even the largest consumers only in cylinders. Pool built gas generating facilities adjacent to large-volume gas users, thereby reducing distribution costs.  Today, Air Products is a leader in the delivery of tonnage gas (i.e., gas delivered via pipeline) and liquid bulk gas (i.e., gas delivered via tanker trucks).  On the other hand, the heart of Airgas’s business—built through over 400 acquisitions—is the delivery of packaged gas (i.e., gas delivered via small cylinders and dewars) to small-volume industrial, medical, and specialty users.  Combining these two businesses would marry Air Products’ leading bulk infrastructure, engineering, and low-cost supply with Airgas’s leading packaged gas distribution and sales systems.  The result: the leading gas company in America, able to offer a wide variety of gas products more efficiently and at lower cost.
18.           Air Products’ analysis also revealed that the two companies are geographically complementary.  Air Products has invested heavily in producing a world-wide gas infrastructure, to the point that today Air Products earns a majority of its revenue from international sales.  Airgas’s packaged gas business, on the other hand, is primarily confined to the United States.  Though Airgas has signaled its desire to expand internationally, building out the necessary infrastructure is slow and costly.  A combination with Air Products would immediately provide a preexisting infrastructure for Airgas’s business to expand.

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19.           Air Products concluded that the combined company would:
●	Result in a geographically diverse, full-service business in all three modes of industrial gas supply: packaged, liquid bulk and tonnage;

●	Create the largest industrial gas company in North America and the third largest industrial gas company in the world, headquartered in Pennsylvania;

●	Provide an integrated platform of engineering, operations and back office capabilities;

●	Possess enhanced capabilities to reach and service customers;

●	Increase cash flow and access to capital to fund expansion globally;

●	Reduce costs; and

●	Propel the combined company to grow materially faster than the respective companies could grow alone.

20.           As a standalone company, Airgas’s performance has faltered.  On January 28, 2010, Airgas publicly announced its fiscal third quarter results.  The market was surprised by a 25% fall in Airgas’s earnings from the same quarter last year, which translated to reported earnings lower than the low-end of the earnings guidance Airgas had previously issued.  Airgas also lowered its future earnings targets.
21.           Another benefit arising from the complementary, rather than overlapping, nature of Air Products’ and Airgas’s businesses is the mitigation of regulatory concerns.  Before approaching Airgas, Air Products carefully assessed regulatory issues that might arise and determined that any such issues can be addressed through limited, identifiable remedies.  In particular, Air Products concluded that a number of credible buyers exist for businesses and facilities that might be at issue, a conclusion bolstered by the fact that these assets are capable of being operated on a standalone or “bolt-on” basis. Indeed, the very assets likely to be divested, to a significant extent, have previously been bought and sold between gas companies.  As repeatedly communicated to Airgas, Air Products stands prepared to share the results of its regulatory analyses once representatives from the two companies meet.

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22.           Air Products’ management is experienced in running packaged gas businesses.  For example, Air Products currently operates a large and successful European packaged gas business and a growing Asian packaged gas business, both of which would serve as platforms for Airgas’s growth in these areas.  Moreover, Air Products previously operated a packaged gas business in the United States. This business, which at the time held a modest share of domestic sales, and had limited breadth and scope, was sold to Airgas in 2002.  As Air Products’ representatives explained at that time, rather than invest its capital in building out this mode of supply, the company instead sought to focus on growing its tonnage (particularly hydrogen) and liquid bulk businesses.  With those objectives largely accomplished, a combination with Airgas now would produce a company with first-class competencies across all three modes of supply.

B.	Air Products Informally Approached Airgas and Was Unreasonably Rebuffed

23.           On October 15, 2009, the Chief Executive Officers of Air Products (John E. McGlade) and Airgas (Peter McCausland) met at Airgas’s headquarters. McGlade suggested the meeting that week to discuss a business proposal. At the meeting, McGlade indicated that Air Products was interested in pursuing a business combination with Airgas in a stock-for-stock deal that would value Airgas at a substantial premium to its then market price and allow Airgas shareholders to share in the value created by the combination.
24.           McGlade told McCausland that careful study had convinced Air Products’ managers and directors that joining forces with Airgas would create a premier industrial gas company.  Through geographic and business diversification, cost savings, and highly complementary business capabilities, shareholders of both companies could expect to reap significant additional returns.

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25.           After hearing McGlade’s proposal to join ranks, and Air Products’ rationale behind it, McCausland said that the timing was not right.
26.           In response, McGlade stressed that, in Air Products’ view, the best time for a transaction was now. Among other reasons: (1) the economy was emerging from a recession, which created a window to integrate the companies and achieve synergies at lower cost; (2) Airgas is just beginning to implement SAP software systems—a notoriously time-consuming and expensive process—and Air Products could share its seven years of experience implementing SAP; and (3) Airgas is likely to begin spending capital on an international infrastructure, a costly expense that would be made unnecessary by a merger with Air Products’ extensive global infrastructure.
27.           Accordingly, McGlade asked McCausland to discuss Air Products’ proposal with Airgas’s Board of Directors and signaled his intent to put Air Products’ offer in writing.  McCausland remained noncommittal but asked that nothing be sent to him in writing.
28.           On October 31, 2009, one week before Airgas was scheduled to hold its Board of Directors “annual retreat”, McGlade called McCausland to reaffirm Air Products’ commitment to a transaction and the expectation that the offer would be presented to, and duly considered by, Airgas’s Board. McCausland responded that he doubted that the Board of Directors would view the proposal differently than he did and again asked that nothing be sent to him in writing.
29.           In early November, the Airgas Board of Directors held its retreat. A few days after the Defendant Directors concluded the multi-day meetings, McCausland returned McGlade’s call.  Despite the high-premium offer available to Airgas’s shareholders, McCausland stated that the Defendant Directors had no interest in even exploring the proposal, and rejected the invitation to further discuss it.  Upon information and belief, the Defendant Directors failed even to form a special committee of independent directors with independent advisors to evaluate the offer.  The Defendant Directors rejected the offer as “undervalued”, despite its high premium to Airgas’s market price and despite knowing that Airgas was performing below its own guidance to the market.

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C.	The Defendant Directors Dismissed Air Products’ Written Offer Without Reasonable Investigation

30.           On November 19, 2009, at a meeting of Air Products’ directors, McGlade reported on Airgas’s response to Air Products’ overture.  The Air Products Board of Directors resolved to authorize McGlade to make a written offer to Airgas.
31.           The next day, McGlade sent a letter to McCausland setting out the basic terms of Air Products’ offer.  See Exhibit A hereto.  Air Products offered to acquire all of Airgas’s outstanding shares for $60 per share in an all-stock transaction, equivalent to 0.7296 shares of Air Products common stock based on its then-current market price.  That afternoon, Airgas’s stock closed trading on the New York Stock Exchange at $47.05 per share.  Thus, the offer’s nearly $13 extra per share represented a premium of 27.5% to the market price of Airgas’s stock.
32.           In his letter, McGlade reiterated what he had told McCausland orally: that combining Air Products’ global leadership in liquid bulk and tonnage gases with Airgas’s leadership in North American packaged gases would unleash faster earnings growth, both domestically and internationally.
33.           McGlade also wrote that Air Products was ready and willing to negotiate with Airgas if Airgas found the offer unsatisfactory. In particular, Air Products has consistently stated that it will share any additional value that Airgas identifies with Airgas’s shareholders, and the November 20 letter reiterated that point:

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[W]e welcome the opportunity to identify incremental value above and beyond what we have offered and are prepared to engage with you promptly to better understand the sources of that value and how best to share the value between our respective shareholders. To that end, we and our advisors request a meeting with you and your advisors as soon as possible, both to explore such additional sources of value and to move expeditiously towards consummating a transaction.

Id. at 1–2.

34.           In a November 25 letter, McCausland responded to the written offer tersely.  See Exhibit B hereto.  McCausland wrote that Airgas’s Board would meet in early December to consider Air Products’ offer and that McCausland would contact McGlade after the meeting.
35.           On December 8, 2009, McCausland wrote to McGlade that the Defendant Directors had considered Air Products’ offer and rejected it.  See Exhibit C hereto. According to McCausland, the Defendant Directors concluded that Air Products was “undervaluing” Airgas and that Air Products’ stock was a “currency that [was] not attractive”.  Id. at 1.  For those reasons, the Defendant Directors purportedly had “no interest” in pursuing the possible benefits of such a deal for Airgas’s shareholders.  Id.  Upon information and belief, the offer was not considered by a special committee of independent directors advised by independent advisors.  And the Defendant Directors concluded that Air Products’ offer—despite its high premium to Airgas’s market price—undervalued Airgas, despite knowing that Airgas’s results in the fiscal third quarter would be below market expectations.
36.           The Defendant Directors not only rejected the premium offer, but also flatly stated that they had no interest in even continuing a dialogue between the two companies, despite Air Products’ stated willingness to modify the terms of its offer in response to any demonstration that there is value in Airgas which Air Products is overlooking.  Instead, McCausland told McGlade that the Defendant Directors “do not believe that any purpose would be served” by having the companies or their advisors meet.  Id. at 2.  The Defendant Directors did not propose a counter-offer to Air Products’ original offer or tell Air Products why they value Airgas’s stock so differently than do the buyers and sellers of Airgas’s highly liquid stock trading in an efficient market.

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D.	The Defendant Directors Unreasonably Dismissed Air Products’ Improved Offer

37.           Air Products remained committed to pursuing an acquisition of Airgas that would maximize shareholder value and improve the performance of both companies.  In a letter dated December 17, 2009, McGlade informed McCausland that, in a good faith effort to start discussions between the two companies, Air Products was raising its offer to $62 per share.  See Exhibit D hereto.  To address the Defendant Directors’ purported concerns about the attractiveness of Air Products’ stock, Air Products also offered to fund up to half the purchase in cash. Air Products’ revised offer now represented a 33% premium to Airgas’s closing price on the New York Stock Exchange that day.
38.           Additionally, McGlade yet again communicated that Air Products would work flexibly with Airgas to reach a mutually acceptable deal, including on price: “If you believe that there is incremental value above and beyond our increased offer, we stand willing to listen and to understand your points on value with a view to sharing increased value appropriately with the Airgas shareholders.”  Id. at 5.  Believing that a continued exchange of letters could not adequately communicate the details of and rationale for Air Products’ offer, McGlade requested a meeting among the Boards and advisors of each company “as soon as possible to explore additional sources of value in Airgas”.  Id.

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39.           Shortly thereafter, the Defendant Directors again summarily rejected Air Products’ offer, without a good faith evaluation of its benefits for Airgas’s shareholders and without any attempt to investigate or negotiate its terms.  Upon information and belief, the Defendant Directors continued to fail to form a special committee of independent directors advised by independent advisors.  Instead, on January 4, 2010, McCausland wrote to inform McGlade that the Defendant Directors had purportedly met and concluded that Air Products was “grossly” undervaluing Airgas—despite Airgas’s flexible offer being set at a large premium.  See Exhibit E hereto.  In his letter, McCausland shut down any exploration of this unique opportunity for Airgas’s shareholders: “[T]he Board is not interested in pursuing your company’s proposal and continues to believe that there is no reason to meet.”
Id. at 1.
40.           Upon information and belief, the Defendant Directors’ rejections of Air Products’ proposals were delivered while they had knowledge that Airgas’s financial results for the fiscal third quarter (i.e., the quarter ending December 31, 2009) would be disappointing and would cause a drop in the market price of Airgas’s shares.  This became evident on January 28, 2010, when Airgas publicly announced that its fiscal third quarter earnings were below the lowest range of the earnings guidance it had given to the market, and also lowered its future earnings guidance.
E.	The Director Defendants’ Disregard for the Interests of Airgas’s Shareholders Continues

41.           Since January 4, the Defendant Directors have continued their unreasonable rejections of Air Products’ offer to Airgas’s shareholders.  Air Products’ advisors have called Airgas’s advisors and reaffirmed Air Products’ willingness to negotiate.  Through their advisors, the Defendant Directors have continued to refuse engagement.  On February 1, Air Products’ advisors made one last attempt to persuade the Defendant Directors, through their advisors, to engage in discussions. Airgas’s legal advisors responded that the Defendant Directors’ position on a meeting with Air Products had not and would not change. Airgas’s financial advisors responded that there is a regularly-scheduled meeting of Airgas’s Board of Directors set for next week, but refused to reveal what date the Board meeting is actually scheduled and gave no indication that the Board would be addressing Air Products’ repeated proposals.  None of Airgas’s advisors even suggested a willingness to meet with Air Products or its advisors or to otherwise discuss the possibility of a transaction.

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42.           Today, February 4, 2010, Air Products sent a letter to the Defendant Directors reiterating its proposal to combine with Airgas, with the hope that the Defendant Directors will finally begin to fulfill their fiduciary duties to Airgas’s shareholders.  See Exhibit F hereto.  Because of the increased costs associated with a non-negotiated deal, and because the current offer is now an all-cash offer with committed financing from J.P. Morgan (which entails additional costs such as financing commitment fees), Air Products is offering $60 per share in cash. The Defendant Directors’ unreasonable responses to the offer have imposed costs that will be borne by Airgas’s shareholders unless the Defendant Directors start to put their shareholders first. At $60 per share, a 38% premium to Airgas’s pre-offer market value, the Proposed Transaction presents Airgas’s shareholders with a very compelling opportunity.
43.           The fact that the offer is now all cash negates any purported concern on the Defendant Directors’ part as to the value of Air Products’ shares as “currency” or as to the future performance of the combined company, unfounded as they may be.  Air Products has thus demonstrated its willingness to be responsive to the Defendant Directors’ concerns, and in its current offer letter Air Products has reiterated its willingness to engage in good-faith negotiations and to adjust its offer to reflect any incremental value in Airgas that can be demonstrated.

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44.           Airgas has a Shareholder’s Rights Plan (“poison pill”) and has not opted out of 8 Del. C. § 203.  A refusal on the part of the Defendant Directors to take appropriate action relating to the poison pill and Section 203 will prevent Airgas shareholders from receiving the benefits of Air Products’ offer.  The actions of the Defendant Directors thus far, as reported by Mr. McCausland, suggest that the Defendant Directors will refuse to take the appropriate action, and may not form a special committee of independent directors, advised by independent advisors, to consider the Air Products offer and to consider whether to engage in discussions with Air Products.
IRREPARABLE HARM

45.           Air Products realleges and reaffirms the allegations in the preceding paragraphs as if fully set forth herein.
46.           Air Products has no adequate remedy at law. Only through the exercise of the Court’s equitable powers will Air Products and Airgas’s shareholders be protected from irreparable injury.  Absent equitable relief from the Court, Air Products will be precluded from consummating the Proposed Transaction and Airgas’s shareholders will be deprived of the opportunity to sell their shares to Air Products at a substantial premium.  Should that occur, Air Products will have lost the unique opportunity to acquire Airgas, and Airgas shareholders will have lost a unique opportunity to maximize value.
COUNT I

(Breach of Fiduciary Duty)

47.           Air Products realleges and reaffirms the allegations in the preceding paragraphs as if fully set forth herein.

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48.           The Defendant Directors owe fiduciary duties to Airgas’s shareholders, including the duty to act with due care and the utmost good faith and loyalty.
49.           The Proposed Transaction is all-cash, non-discriminatory, backed by committed financing, and for all of Airgas’s shares. It is non-coercive and negotiable, is fair to Airgas’s shareholders, and poses no threat to its corporate policy and effectiveness.  The Proposed Transaction represents a substantial premium (38%) over today’s closing price for Airgas’s common stock.
50.           Peter McCausland, Airgas’s President, Chief Executive Officer, and Chairman of the Board of Directors, is not an independent, outside, or disinterested director.  Seeking to entrench himself, he has not recused himself from the Board of Directors’ responses to Air Products’ proposals, but has instead dictated them.  The other Defendant Directors, aware of McCausland’s interested status, have failed to insist on forming a special committee with independent advisors. Instead, they have sought to entrench themselves and to further McCausland’s interests.  The Defendant Directors’ conduct represents a violation of their duty of loyalty to Airgas shareholders.
51.           The Defendant Directors failed to conduct a good faith and reasonable investigation of the Proposed Transaction. Instead, the Defendant Directors summarily refused to engage Air Products in a meaningful dialogue and failed to reasonably inform themselves about the Proposed Transaction.  The Defendant Directors could not possibly be well informed concerning the offers to which they have “just said no” without at least engaging in discussion, either directly or through advisors, to learn more about Air Products’ offer and how flexible Air Products might be in response to any showing of incremental value in Airgas.  This is a violation of the Defendant Directors’ duty of care.

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52.           The Defendant Directors’ refusal to negotiate with Air Products deprives Airgas’s shareholders of the opportunity to sell their Airgas shares at a substantial premium and, accordingly, to maximize the value of their shares in an uncertain economic environment.
53.           The Defendant Directors’ failure to adequately consider the Proposed Transaction and to negotiate with Air Products has no economic justification, serves no legitimate purpose, is an unreasonable response to the Proposed Transaction, which poses no threat to the interests of Airgas’s shareholders, and is a violation of the Defendant Directors’ duty of loyalty.
54.           The Defendant Directors’ actions are in breach of the fiduciary duties they owe to Airgas’s shareholders.
55.           The Defendant Directors’ conduct threatens to deprive Air Products of the unique opportunity to acquire Airgas.
56.           Air Products has no remedy at law.
COUNT II

(Declaratory and Injunctive Relief)

57.           Air Products realleges and reaffirms the allegations in the preceding paragraphs as if fully set forth herein.
58.           The Defendant Directors owe fiduciary duties to Airgas’s shareholders, including the duty to act with due care and the utmost good faith and loyalty.
59.           The Proposed Transaction is all-cash, non-discriminatory, backed by committed financing, and for all of Airgas’s shares. It is non-coercive and negotiable, is fair to Airgas’s shareholders, and poses no threat to its corporate policy and effectiveness.  Moreover, the Proposed Transaction represents a substantial premium (38%) over today’s closing price for Airgas’s common stock.

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60.           Air Products seeks an order declaring that the Defendant Directors’ fiduciary duties require them to form a special committee of independent directors, advised by independent legal and financial advisors, to investigate, consider and negotiate (without impediments) the Proposed Transaction.
61.           Air Products seeks an order declaring that the adoption, maintenance or implementation of any defensive measures by Defendants against the Proposed Transaction, or of any measure that would prevent a future board of directors from exercising its fiduciary duties, would itself constitute a breach of fiduciary duties owed to Airgas’s shareholders.
62.           Air Products has no remedy at law.
PRAYER FOR RELIEF

63.           WHEREFORE, Air Products respectfully requests that the Court:
        a)           declare that Defendant Directors have breached their fiduciary duties to Airgas’s shareholders by refusing to negotiate with Air Products and to inform themselves of the potential parameters of the offer, and by failing to form a special committee of independent directors, with independent advisors, to consider and negotiate the offer;
       b)           compel the Defendant Directors to form a special committee of Airgas’s independent directors, with its own independent financial and legal advisors, to reasonably consider and negotiate the Proposed Transaction, in good faith;
       c)           enjoin the Defendant Directors from engaging in any action or inaction that has the effect of improperly impeding, thwarting, frustrating or interfering with the Proposed Transaction with Air Products in a manner inconsistent with their fiduciary duties;
       d)           enjoin Airgas, its employees, agents and all persons acting on its behalf or in concert with it from taking any action that has the effect of impeding Air Products’ efforts to acquire control of Airgas, in violation of their respective fiduciary duties to Airgas’s shareholders;

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e)	award Air Products its costs and disbursements in this action, including reasonable attorneys’ and experts’ fees; and

f)	grant Air Products such other and further relief as this Court may deem just and proper.

/s/ Kenneth J. Nachbar

Kenneth J. Nachbar (Bar I.D. 2067)
Jon E. Abramczyk (Bar I.D. 2432)
Morris, Nichols, Arsht & Tunnell LLP
1201 North Market Street, 18th Floor
Wilmington, DE 19801
(302) 658-9200

Attorneys for Plaintiff Air Products and Chemicals, Inc.

Dated:  February 4, 2010

OF COUNSEL:

Francis P. Barron
David R. Marriott
Gary A. Bornstein
Cravath, Swaine & Moore LLP
Worldwide Plaza
825 Eighth Avenue
New York, NY 10019
(212) 474-1000

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EXHIBIT A

Air Products and Chemicals, Inc. 7201 Hamilton Boulevard Allentown, PA 18195-1501 Tel 610-481-6597 Fax 610-706-5310 E-mail mcgladje@airproducts.com	John E. McGlade Chairman, President, and Chief Executive Officer
Via FedEx

20 November 2009

Mr. Peter McCausland Chairman, President and CEO Airgas, Inc. 259 N. Radnor-Chester Rd., Suite 100 Radnor, PA 19087-5283

Dear Peter:

I appreciate the several opportunities we have taken to meet and discuss Air Products’ strong interest in acquiring Airgas. I have further reviewed this interest with my Board of Directors this week and, with the full support of the Board, wanted to formalize our offer to acquire all of Airgas’ outstanding shares for $60 per share, equivalent to 0.7296 shares of Air Products’ common stock based on closing prices as of November 19, 2009. This offer provides your shareholders a generous premium over Airgas’ current market value, the potential for tax advantage, and a substantial equity interest in the combined company with access to accelerated future growth and value appreciation. Similar to other recent all-stock transactions, we also expect to buy back a substantial number of shares post-closing of the transaction.

As we have previously discussed, this combination presents compelling industrial and strategic logic. Specifically, the combined company (i) would create a leading industrial gas company with world-class scale and capability in all three modes of supply (packaged gas, liquid bulk, tonnage), (ii) would attain a lower cost structure than either of our companies could achieve individually, and (iii) as a consequence, would be positioned to grow faster both in the U.S. and internationally than either of us might achieve separately.

This offer is based on a careful review of publicly available information and represents full and fair value. Nonetheless, we welcome the opportunity to identify incremental value above and beyond what we have offered and are prepared to engage with you promptly to better understand the sources of that value and how best to share the value between our respective shareholders. To that end, we and our advisors request a meeting with you and your advisors as soon as possible, both to explore such additional sources of value and to move expeditiously towards consummating a transaction.

Mr. Peter McCausland -2- 20 November 2009

We look forward to a formal response from you and to further discussion regarding our proposal. In the meantime, if you would like to discuss any aspect of our proposal, please feel free to call me at 610-481-6597.

Very truly yours,

JEM/nab

EXHIBIT B

Peter McCausland Chairman and Chief Executive Officer

Airgas, Inc. 259 N. Radnor-Chester Road Suite 100 Radnor, PA 19087 (610) 687-5253 Fax: (610) 687-1052 http://www.airgas.com

November 25, 2009

Mr. John E. McGlade
Chairman, President and
Chief Operating Officer
Air Products
7201 Hamilton Blvd.
Allentown, PA 18195

Dear John,

The Airgas Board of Directors will be meeting in early December to again consider the proposal set forth in your letter of November 20, 2009.  I will contact you after that meeting.

Sincerely yours,

Peter McCausland

PM 202-09

EXHIBIT C

Peter McCausland Chairman and Chief Executive Officer

Airgas, Inc. 259 N. Radnor-Chester Road Suite 100 Radnor, PA 19087 (610) 687-5253 Fax: (610) 687-1052 http://www.airgas.com

                         December 8, 2009

Sent Via UPS Mr. John E. McGlade Chairman, President and CEO Air Products and Chemicals, Inc. 7201 Hamilton Boulevard Allentown, PA 18195-1501	RECEIVED DEC 09 2009 John E. McGlade

Dear John:

The Board of Directors of Airgas has considered your letter of November 20, 2009.

As you know, the Airgas Board carefully considered the same proposal several weeks ago and concluded that the proposed stock-for-stock acquisition of Airgas by Air Products is not in the best interests of our shareholders and should not be pursued. We have again carefully reviewed your proposal and have consulted with our legal and financial advisors. At the meeting called to review your November 20 letter, the Board again unanimously authorized me to advise you that it believes that Air Products is grossly undervaluing Airgas and offering a currency that is not attractive. The Board has no interest in pursuing Air Products’ unsolicited proposal.

We can certainly understand why Air Products would find an acquisition of Airgas to be appealing to Air Products and its shareholders. Over the last five and ten year periods, Airgas’ stock has consistently and significantly outperformed Air Products’ stock, having risen 83% over the last five years (vs. 44% for Air Products’ stock) and 387% over the last ten years (vs. 166% for Air Products’ stock). Airgas continues to effectively execute its business plan and is operating well in a difficult environment. We have taken a number of actions that position us to perform even better as the economy improves. Airgas’management and its Board are extremely enthusiastic about our company’s prospects and are confident of achieving shareholder returns well in excess of what can be derived from Air Products’ proposal.

Mr. John E. McGlade December 8, 2009 Page 2

We also have concerns about Air Products’ ability to effectively manage our business, a business that your company exited just seven years ago. The consistently high growth that we have been able to achieve over many years owes much to our entrepreneurial, service-oriented culture and decentralized management structure. The organizational and management structure at Air Products conflicts with ours and would likely reduce rather than create value.

Your letter ignores any mention of the regulatory issues that a combination of our two companies would raise. These issues would slow the process considerably. In this regard, we note that Air Products failed to obtain U.S. antitrust clearance in its last attempt to acquire a major American industrial gas competitor.

While not a factor in our decision, it is important to mention that the advisors representing your company have serious conflicts of interest that we have no intention of waiving or ignoring. Cravath, Swaine & Moore has served as Airgas’ counsel for financing matters continuously for the past eight years. They have advised us as recently as October (presumably while working with your company on its approach to us) on matters relating to our outstanding indebtedness and our future financing plans. Your legal and financial advisors, from the services they have rendered very recently to Airgas, well understand that the next several months are important ones for our company with respect to its financing plans. It is disturbing that the key advisors on Airgas’ financing team are now representing an adverse party in a potentially hostile transaction.

The Board of Directors of Airgas reiterates the response which I conveyed to you several weeks ago. We are not interested in pursuing your company’s proposal and do not believe that any purpose would be served by a meeting.

Very truly yours,

09-173

EXHIBIT D

Air Products and Chemicals, Inc. 7201 Hamilton Boulevard Allentown, PA 18195-1501 Tel 610-481-6597 Fax 610-706-5310 E-mail mcgladje@airproducts.com	John E. McGlade Chairman, President and Chief Executive Officer
17 December 2009

Mr. Peter McCausland Chairman, President and CEO Airgas, Inc. 259 North Radnor-Chester Road, Suite 100 Radnor, PA 19087-5283

Dear Peter:

I am writing in response to your letter of December 8th, and to reiterate Air Products’ continued strong interest in a business combination with Airgas. We believe this combination has a very compelling strategic and industrial logic that will create substantial value for our respective shareholders and excellent opportunities for the employees and customers of both companies.

In a demonstration of our good faith and to facilitate productive discussions between the two companies, Air Products hereby increases its offer to acquire all of Airgas’ outstanding shares to $62 per Airgas share. This represents a material increase of $2 per share over our previous offer of $60 per share and a 33% premium to Airgas’ closing price of $46.70 on December 17, 2009.

In your letter, you expressed the view that Air Products is using an unattractive currency for this transaction. While we disagree with this view, our original proposal of an all-stock deal was designed to allow the Airgas shareholders the opportunity to participate fully in the expected appreciation of Air Products’ stock as the synergies of the combined companies are realized. It also provided the potential for a tax benefit by deferring capital gains. As you find an all-stock transaction unattractive, we are prepared to revise our offer to your shareholders by providing a substantial portion of the purchase price in cash. Specifically, we are prepared to offer cash for up to half of the $62 per Airgas share we are offering. As I related to you in our previous conversations, it has always been Air Products’ intention to buy back a substantial number of shares after closing the transaction. We are committed to a robust capital structure that will ensure the combined entity has a stronger financial profile than Airgas has today at a time when access to capital remains crucial to operations and a concern of many shareholders.

You also raised the issue of the relative stock appreciation of our respective companies, mentioning that the Airgas share price appreciation has been significantly greater than that of Air Products. While stock price appreciation is one measure of shareholder value, dividends are another important measure that must be considered as they return cash directly to the shareholders. Air Products has consistently outperformed Airgas in dividend yield. We believe the appropriate measure to consider is total shareholder return, combining both stock price appreciation and dividends paid. On this basis, the table below demonstrates that Air Products has consistently outperformed Airgas over recent history.

Mr. Peter McCausland 17 December 2009 Page -2-

Annual Total Shareholder Return (Year End ) 30 November
	One Year	Three Years
ARG	32%	4%
APD	79%	9%

We believe we can build on the successful returns we have provided to our respective shareholders by combining our two companies which will unlock significant synergies and create substantial additional shareholder value.

With respect to your comments on Air Products’ ability to manage a packaged gas business, you certainly are aware we have a substantial business and set of capabilities in Europe and Asia. To your point on our decision to sell our U.S. business to you in 2002, I believe you know that was based on our belief that to be successful in this business one needs to have significant size and scale; something our U.S. packaged gas business lacked at that time. Airgas, over the last number of years, has created through acquisitions a very successful business in the United States that today does have the necessary size and scale. That is why we are so enthusiastic about a combination of Air Products and Airgas. The collective management team would possess world-class expertise across all modes of supply that we believe would create the premier industrial gas company in the world.

You also raised concerns about potential regulatory issues. As I outlined at our initial meeting, we have carefully studied this issue and, as I recall you agreed during the meeting, there are remedies that are limited in nature, not material to the proposed transaction and unlikely to slow the process in any way. We are willing to take the necessary steps to address these potential issues and believe there are a number of credible buyers for the businesses and facilities that would be in question. We also do not believe the BOC transaction you referenced has any relevance to this proposed combination. The BOC concerns were focused on the bulk and tonnage businesses resulting in substantially greater overlap with Air Products. We would be happy to share the results of our analysis and discuss our findings in this area when we meet.

Mr. Peter McCausland 17 December 2009 Page -3-

The last point you raised in your letter was a concern that our legal advisor, Cravath, Swaine and Moore, and our financial advisor, JPMorgan, allegedly have conflicts of interest preventing them from representing us in this matter. We take conflicts very seriously and accordingly made certain before we hired these firms as our advisors that they had no conflicts in their ability to advise Air Products in a merger with Airgas.

Peter, I am disappointed that your letter took the extreme position of not engaging further with us to explore the value that this combination could create for both sets of shareholders, employees and customers. This is especially hard to understand since, in our meeting on 15 October, you acknowledged that a combination of our two companies had compelling strategic and industrial logic.

We continue to believe that the industrial logic is extremely compelling and would result in significant value creation. This combination would create the largest industrial gas company in North America and the third largest industrial gas company in the world, the result being a geographically diverse, full service business with world class skills in all three modes of supply -- packaged gases, liquid bulk and tonnage. This transaction provides a unique combination of complementary skills and strengths that we are certain will result in greater value than any other transaction that is possible in the industrial gas industry.

In that regard, Air Products brings the following strengths to a combination with Airgas:

●	An extensive global presence and infrastructure that will accelerate the expansion of Airgas’ packaged gas business outside of the United States.
●	A liquid bulk plant network both within and outside of the United States that can readily supply the packaged gas business with its principal products.
●	World class industrial gas application skills that will enable the growth and expansion of the customer base.
●	A significant European packaged gas business and a growing Asian packaged gas business that can benefit from the extensive knowledge of Airgas’ operations.
●	An extensive tonnage gas business around the world that will support growth with a low-cost source of liquid gas supply.
●	Extensive engineering skills that can execute capital projects on time, on budget, and at a low cost from all three regions.
●	Extensive process plant operation skills that support a low-cost position underpinning product supply.
●	Over seven years of SAP experience, with a single instance installed including within our packaged gases.

Mr. Peter McCausland 17 December 2009 Page -4-

We believe the strengths Airgas brings to this transaction are:

●	The most extensive sales coverage of any industrial gas company in the United States which will enable us to sell our applications more broadly to a wider customer base.
●	Extensive packaged gas skills that, when combined with Air Products’ expertise, will create the best set of packaged gas skills of any industrial gas company.
●	Extensive distribution expertise across the packaged gas and micro bulk landscape.
●	A complementary supply source for our liquid bulk business, including additional distribution points that will enable us to grow faster and achieve lower costs.
●	Extensive acquisition execution and integration skills that will enable us to grow our packaged gas business worldwide by effectively buying smaller distributors.

The value of these combined strengths results in improved costs, margins, returns, growth and cash generation. We believe the combined company should be able to achieve 1% to 2% greater growth than the respective companies could do individually. We also see an entity with a lower cost structure, thereby enabling us to achieve this growth at superior returns. The integrated platform of the new company will allow it to capture economies of scale from its extensive engineering, operations and back office capabilities, with a much greater customer reach and ability to provide better overall service. The increased cash flow and capital access also allow the company to fund greater growth opportunities globally. All of this should result in a higher valuation multiple than either company has achieved on a standalone basis.

In discussions we have had, you said you believe the timing of this transaction is premature. We do not share that belief. We believe the timing for this combination is excellent. The economy is just beginning to emerge from recession which will enable us to take advantage of economies of scale and to achieve the synergies more easily. Airgas is in its initial stages of implementing SAP where Air Products’ expertise could greatly facilitate the implementation of SAP. Finally, you have told me of your international growth aspirations which our global infrastructure would enable to happen faster and better. Airgas would spend significant time and cost trying to develop that infrastructure on its own. It makes no sense to do that when we have the infrastructure available to you. We believe waiting will only erode these advantages and may make the combination less attractive in the future.

Mr. Peter McCausland 17 December 2009 Page -5-

To reiterate, we are fully committed to proceeding with this transaction and we very much want to move forward with you to explore the combination. This is a serious and well thought out proposal. If you believe there is incremental value above and beyond our increased offer, we stand willing to listen and to understand your points on value with a view to sharing increased value appropriately with the Airgas shareholders. It is our opinion, however, that the benefits of a letter writing campaign between the two companies have been exhausted. Our teams should meet at this point in the process to move forward in a manner that best serves the interest of our respective shareholders. To that end, we and our advisors are formally requesting to meet with you and your advisors as soon as possible to explore additional sources of value in Airgas and to move expeditiously to consummate a transaction. We believe a consensual discussion of a combination among our two teams will permit the parties to control the process in a manner that advantages both parties’ shareholders.

We expect you will review this proposal with your Board of Directors and any special committees of your Board as soon as possible, and look forward to serious discussions regarding our proposal between the companies and our advisors. If you would like to discuss any aspect of this proposal, please contact me directly.

Very truly yours

John E. McGlade Chairman, President and Chief Executive Officer

c:	Douglas Braunstein Rodney Miller George Sard John D. Stanley, Esq. James C. Woolery, Esq.

EXHIBIT E

Peter McCausland Chairman and Chief Executive Officer

Airgas, Inc. 259 N. Radnor-Chester Road Suite 100 Radnor, PA 19087 (610) 687-5253 Fax: (610) 687-1052 http://www.airgas.com

January 4, 2010

Via UPS Next Day Air

Mr. John E. McGlade Chairman, President & CEO Air Products and Chemicals Inc. 7201 Hamilton Boulevard Allentown, PA 18195

Dear John:

Our Board of Directors met and thoroughly considered the proposal set forth in your December 17 letter.  It is their unanimous view that the Air Products proposal grossly undervalues Airgas.  Therefore, the Board is not interested in pursuing your company’s proposal and continues to believe that there is no reason to meet.

Airgas’ management has consistently created long-term shareholder value as measured by stock price appreciation and total shareholder returns (stock price appreciation plus dividends).

–	In every cumulative annual period since 2000, measured from the first of each calendar year to Dec 31, 2009, Airgas’ stock price has consistently outperformed Air Products’ with the exception of 2009.

–	Airgas’ stock price appreciated 80% over the last five years and 415% over the last ten years, compared to just 40% and 145% for Air Products’ shares over the same periods.

–
Airgas has achieved total cumulative shareholder returns of 22%, 89%, and 434% over the last three, five and ten years respectively, versus Air Products’ 23%, 56% and 197%.  From the time of its initial public offering in December 1986, Airgas’ total shareholder return has exceeded 4,400% as compared to approximately 1,300% for Air Products over the same period.

Airgas’ entrepreneurial culture and customer-centric business model produced operating performance superior to that of Air Products through the last cycle, in expanding and contracting economic conditions. From CY2001 through CY2008, Airgas generated a 24% compound annual growth rate in operating income from continuing operations, compared to Air Products’ 8%.

Airgas’ associates, with the support of our Board of Directors and shareholders, have built the most valuable independent industrial gas company in the world. We have an outstanding performance record, and strong prospects for organic and acquisition growth in the coming years. Air Products’ unsolicited approach is simply an opportunistic attempt to buy Airgas at a bargain price, exploiting a brief anomaly in the historic comparative equity market performance of our two companies, just as the economy begins its recovery. Recent performance alone is not indicative of what our respective companies are capable of achieving. Under the terms of Air Products’ proposal, our shareholders would sacrifice real value and opportunity, and exchange a dynamic growth stock for one that has significantly underperformed Airgas stock over an extended period of time.

While we agree that the benefits of a letter writing campaign between our two companies have been exhausted, we strongly disagree with many of the assertions in your December 17th letter. In particular, we believe that a combination of our two companies could destroy rather than create value; that you underestimate the seriousness of your advisors’ conflicts; and that your characterization of my one conversation with you is inaccurate and misleading.

Air Products’ proposal grossly undervalues Airgas and its prospects for continued growth and shareholder value creation. Accordingly, our Board of Directors is not interested in pursuing your company’s proposal.

Sincerely yours, Peter McCausland Chairman and CEO

PM01-10

EXHIBIT F

Air Products and Chemicals, Inc. 7201 Hamilton Boulevard Allentown, PA 18195-1501 Tel (610)-481-6597 Fax (610)-706-5310 E-mail mcgladje@airproducts.com	John E. McGlade Chairman, President and Chief Executive Officer

Via: Email / peter.mccausland@airgas.com
and Fax / (610) 687-1058
4 February 2010

Mr. Peter McCausland Chairman, President and CEO Airgas, Inc. 259 North Radnor-Chester Road, Suite 100 Radnor, PA 19087-5283

Dear Peter:

As you know, we have been trying for the last four months to engage Airgas in friendly discussions regarding a business combination. We are deeply disappointed that you and your board have rejected out of hand two written offers providing your shareholders substantial premiums. In our prior correspondence, we clearly and repeatedly stated our flexibility as to both value and form of consideration, yet you have continued to refuse even to discuss our offers. Your unwillingness to engage has delayed the ability of your shareholders to receive a substantial premium. We remain committed to completing this transaction, and we have therefore decided to inform your shareholders of our offer to expedite the process.

Air Products is prepared to proceed with a fully financed, all-cash offer for all Airgas shares at $60.00 per share, which reflects a premium of 38% to Airgas’ closing price today of $43.53 and 18% above its 52-week high. In addition to a substantial premium, Airgas shareholders will benefit from immediate liquidity in an uncertain economic environment through an offer which we believe fully values Airgas’ complementary capabilities and long-term growth prospects.

Bringing together our complementary skills and strengths will create one of the world’s leading integrated industrial gas companies. Combining Air Products’ global leadership in liquid bulk and tonnage gases with Airgas’ leadership in U.S. packaged gases will create the largest industrial gas company in North America and one of the largest globally — a leader with distinctive strengths and world-class competencies across all distribution channels and geographies. While we have a strong and profitable packaged gas business in Europe and other key international markets, we do not have a position in the U.S. packaged gas business where Airgas is the market leader. As part of this uniquely compelling combination, Airgas would be well positioned to achieve higher growth than it could achieve on a stand-alone basis.

We do not believe there are any significant financial or regulatory impediments to your shareholders’ timely realization of this substantial cash premium. We have secured committed financing from J.P. Morgan to complete the offer and are committed to maintaining a robust capital structure. We have also thoroughly considered the regulatory issues related to this combination and are prepared to make appropriate divestitures, none of which we expect to be material.

Mr. Peter McCausland -2- 4 February 2010

The strategic and industrial logic of this combination is clear, and we are confident that an Air Products/Airgas combination would create greater value than Airgas or Air Products could each achieve on its own. There are many advantages to consummating this combination now, including:

●	The opportunity to improve growth, returns and cash generation.
●
Substantial cost synergies, which are expected to yield savings of $250 million annually when fully realized, primarily related to reductions in overhead and public company costs, supply chain efficiencies, and better utilization of infrastructure.

●
The ability to leverage Airgas’ extensive U.S. sales force and packaged gases skills, and to build on the foundation of Air Products’ global presence and infrastructure, to accelerate growth both domestically and internationally.

●
An integrated platform better able to capture economies of scale from extensive engineering, operations and back office capabilities with a much greater reach and ability to provide better overall customer service.

●
Air Products’ presence in all of the world’s key industrial gas markets, increased cash flow and greater access to capital would allow Airgas to achieve international expansion far faster and at a much lower cost, while accelerating its growth through acquisitions.

We believe the timing for this combination is ideal. The economy is just beginning to emerge from recession, and together we would be able to take full advantage of the substantial growth potential, economies of scale, and synergies unique to this transaction. You have made clear your international growth aspirations, which will require significant time and expense to build out on your own. Air Products has the global infrastructure in place that would allow you to achieve your goals faster and better. Airgas is also just in the initial stages of implementing SAP, and our demonstrated expertise in this area would greatly reduce the time, expense and disruption associated with this vital rollout.

Bringing our two companies together would also benefit employees, customers and the communities in which we operate. We highly value the talented operating team at Airgas, which would benefit greatly from the expanded opportunities and resources available as part of a larger and stronger global U.S. company headquartered in Pennsylvania — with significantly greater long-term growth prospects than a stand-alone Airgas. Your customers would benefit from a more robust product offering from a company with expanded resources and global scope.

Peter, let me reemphasize as I have in past discussions that Air Products is fully committed to the successful completion of this compelling transaction. Your continuing refusal to engage with us will serve only to further delay your shareholders’ ability to receive a substantial all-cash premium. While we would strongly prefer to proceed through friendly negotiations, you should not doubt our resolve to take the necessary actions to complete this transaction. We would welcome the opportunity to meet with you or with any special committee of your independent directors which has been or will be formed to consider our offer, as well as their independent financial and legal advisors. Finally, we reiterate our willingness to reflect in our offer any incremental value you can demonstrate.

Very truly yours,

c: Airgas Board of Directors